UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PHILLIPS EDISON & COMPANY, INC.
(Name of Registrant as Specified in its Charter)
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Dear Fellow Phillips Edison & Company Stockholders,

2018 was a productive and transformational year for Phillips Edison & Company, Inc. We executed several important strategic initiatives to improve our financial growth profile, achieved an important milestone for our stockholders, and continued to see strong operating results in our portfolio of grocery-anchored shopping centers.

Merger with Phillips Edison Grocery Center REIT II, Inc. (“REIT II”)
The merger with REIT II added 86 properties to our portfolio, significantly increasing our size, scale and market prominence. The resulting combined company has an approximate total enterprise value of $6.0 billion and a portfolio with 303 wholly-owned properties, totaling approximately 34.4 million square feet of gross leasable area located in 32 states.

We expect the merger to create meaningful operational and financial benefits including a maintained focus on grocery-anchored shopping centers, improved demographics, and better-quality earnings. Importantly, there were no internalization fees or disposition fees paid, and all advisory fees were terminated. We believe the merger was a significant step toward a liquidity event for the combined company.

Northwestern Mutual Joint Venture
We entered into a joint venture with The Northwestern Mutual Life Insurance Company where it acquired an 85% interest in 17 of our high-quality, grocery-anchored shopping centers for a total value of approximately $359 million. We maintained a 15% ownership interest in these centers and will continue providing asset and property management services for the joint venture for which we will be paid appropriate fees. The proceeds received from the contribution/sale of properties to the joint venture will be used to delever our balance sheet, fund redevelopment projects, and further expand our portfolio.

Total Stockholder Distributions Surpassed $1 Billion
During the fourth quarter we surpassed $1 billion of total stockholder distributions since inception. Our reliable distribution history has been made possible by our cycle-tested strategy of owning and operating well-located grocery-anchored shopping centers. To date, we have made regular distributions in over 100 consecutive months.

Financial & Operating Results
For the year, our portfolio demonstrated continued sound operating fundamentals resulting in strong financial results. Net income totaled $47.0 million, pro-forma same-center net operating income increased 3.7%, and our funds from operations increased to $0.65 per diluted share, representing 101.8% of our total distributions made during the year.

We are very pleased with our results in 2018 and believe our larger, more diversified, high-quality portfolio has the potential to enhance long-term stockholder value.

As we look to 2019, we will continue to evaluate our portfolio for opportunities to recycle capital into higher quality assets and invest in our existing properties through redevelopment. We are also focused on expanding our investment management business, which will provide ongoing fee income. As always, we will continue to focus on maximizing the value of your investment through a relentless focus on driving profitable results by applying our "locally smart" initiatives at each shopping center.

Thank you for your investment. We look forward to a great 2019.

Sincerely,
Jeffrey S. Edison
Chairman & Chief Executive Officer

Forward-Looking Statements
This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related the benefits of the merger with REIT II, the Company’s expectations regarding the performance of its business and use of proceeds, and other non-historical statements. You can identify these forward-looking statements by the use of words such as “expect,” “believe,” “continue,” “will,” “potential,” “look forward,” or other similar words. Such forward-looking statements are subject to various risks and uncertainties, including the risks that are described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 13, 2019, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

PHILLIPS EDISON & COMPANY, INC.
11501 Northlake Drive
Cincinnati, Ohio 45249

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:
On Wednesday, June 12, 2019 at 10:00 a.m. Eastern Time, we will hold our 2019 annual meeting of stockholders (the "Annual Meeting") of Phillips Edison & Company, Inc. (the "Company" or "PECO"). This year's meeting will be a completely "virtual meeting" of stockholders which will be held via live webcast at www.virtualshareholdermeeting.com/PECO2019.

The purpose of the Annual Meeting is to consider and vote upon the following proposals:

1.	Elect seven directors to serve until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.	Approve a non-binding, advisory resolution to approve the compensation paid to our named executive officers.

3.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

4.	Transact such other business as may properly come before the meeting and any adjournments or postponements thereof.
The stockholders of record at the close of business on March 15, 2019 will be entitled to notice of and to vote at the Annual Meeting. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your proxy card, and on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time. Online check-in will begin at 9:30 a.m. Eastern Time. Please allow ample time for the online check-in procedures.
Holding the Annual Meeting via live webcast allows us to communicate more effectively with more of our stockholders. On our pre-meeting forum at proxyvote.com/PECO, you can access copies of proxy materials and vote.

YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.
Whether or not you plan to participate in the meeting and vote via webcast, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2019:
Our proxy statement, form of proxy card, and 2018 annual report to stockholders are also available at:
www.phillipsedison.com/investors/proxy-materials and proxyvote.com/PECO

By Order of the Board of Directors,
Tanya E. Brady
General Counsel, Senior Vice President, and Secretary
Cincinnati, Ohio
March 29, 2019

GENERAL INFORMATION

We are providing this proxy statement to the stockholders of Phillips Edison & Company, Inc. (the "Company", "PECO", "we", "us", "our") in connection with the solicitation of proxies by the Board of Directors of PECO (the “Board”) for use at the 2019 Annual Meeting of Stockholders (the "Annual Meeting"). This proxy statement and the related proxy card were first made available to stockholders on or about March 29, 2019.
Q:    Who is entitled to attend and vote at the Annual Meeting?

A:
Only holders of record of shares of common stock at the close of business on March 15, 2019, the record date, or their duly appointed proxies are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were approximately 281,834,617 shares of common stock outstanding (including 62,349 shares of unvested restricted stock held by our independent directors).

Q:    How many votes do I have?

A:	Each share of common stock is entitled to one vote on each of the seven director nominees and one vote on each other proposal. Stockholders may not cumulate votes in the election of directors.
Q:    Who is asking for my vote, and who pays for this proxy solicitation?

A:
Your proxy is being solicited by the Board. PECO is paying the cost of solicitation. Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail. We have hired Broadridge Financial Solutions, Inc., a proxy solicitation firm, to assist us in the distribution of proxy materials and the solicitation of proxies and we will pay them a fee estimated not to exceed $340,000. In accordance with the regulations of the SEC, we also will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy and solicitation materials to beneficial owners of our common stock.

Q:    What constitutes a “quorum”?

A:
Our bylaws provide that the presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at such meeting on any matter constitutes a quorum at a meeting of stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the Annual Meeting for purposes of determining whether a quorum is present.

No business may be conducted at the Annual Meeting if a quorum is not present. Pursuant to PECO’s bylaws, the chairman of the meeting may adjourn the Annual Meeting to a later date, time, and place announced at the meeting, whether or not a quorum is present and without a vote of stockholders.
Q:    How do I vote?

A:	You may vote by proxy before the Annual Meeting in one of the following ways:

Internet. You may submit a proxy by going to www.proxyvote.com/PECO with use of the control number on your proxy card. Once at the website, follow the instructions to submit a proxy.

Telephone. You may submit a proxy using the toll-free number at 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the control number from your proxy card.

Mail. You may submit a proxy by completing, signing, dating, and returning your proxy card, or voting instruction card, in the pre-addressed postage-paid envelope provided.

Refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you. The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you do not need to return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. Eastern Time on June 11, 2019.

If you elect to participate in the Annual Meeting via live webcast, you can vote online during the Annual Meeting prior to the closing of the polls, and any previous votes that you submitted by mail, telephone, or internet will be superseded.

Q:	How will my proxy be voted?

A:
All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendations of the Board. If you hold your shares in “street name,” through a broker, bank, or other nominee and you do not provide voting instructions to your broker, bank, or other nominee on Proposals 1 or 2, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3, ratification of auditors, is considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion. If any other business is properly presented at the Annual Meeting, a submitted proxy gives authority to each of Devin I. Murphy and Jennifer L. Robison to vote on such matters in accordance with the recommendation of the Board or, in the absence of such a recommendation, in his or her discretion.

Q:	How does the Board of Directors recommend I vote?

A:	The Board unanimously recommends that stockholders vote:

•	FOR each of the nominees for election as a director,

•	FOR the approval of the non-binding, advisory resolution on executive compensation, and

•	FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Q:	What are the voting requirements of the proposals?

A:
Proposal No. 1 Election of Directors - An affirmative vote of the majority of shares present in person or by proxy is required for the election of a director. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director.

Proposal No. 2 Advisory Vote to Approve Executive Compensation - Advisory approval by stockholders of executive compensation requires the affirmative vote of a majority of all the votes cast on such proposal. Abstentions and broker non-votes will have no effect on this proposal.
Proposal No. 3 Ratification of the Independent Auditor - Ratification by the stockholders of the selection of the independent registered public accounting firm requires the affirmative vote of the majority of all the votes cast on such proposal. Abstentions will have no effect on this proposal.
Q:    How are abstentions and broker non-votes treated?

A:
A “broker non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the broker does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. The election of directors and the advisory vote on executive compensation are non-routine matters. The ratification of the selection of our independent auditor is considered a routine proposal.

Abstentions and broker non-votes will be counted as ‘‘present’’ for determining the presence of a quorum. Broker non-votes on Proposal 1 (election of directors) or instructions to WITHHOLD with respect to any or all director nominees will have the same effect as votes AGAINST the election of each such director nominee. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote with respect to Proposal 2 (advisory vote on executive compensation) and Proposal 3 (ratification of auditor).
Q:    Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

A:	Stockholders of record may change their vote or revoke a previously authorized proxy at any time before it is exercised at the Annual Meeting by:
• notifying our Secretary in writing that you are revoking your proxy;
• executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or on the Internet, in either case, if we receive it before the Annual Meeting date; or
• participating in the Annual Meeting via live webcast and voting online during the Annual Meeting prior to the closing of the polls.
Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.
Stockholders who hold shares in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.
Q:    Will my vote make a difference?

A:
Yes! Your vote is needed to ensure that the proposal can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

PROPOSAL 1. ELECTION OF DIRECTORS
You are being asked to elect seven director nominees to serve until the 2020 annual meeting of stockholders. The Board of Directors recommends that you vote FOR the election of each director nominee.

As of the date of this proxy statement, the Board consists of seven members, all of whom are nominees for re-election. All nominees, if elected, will serve as directors until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified. Election of each of the nominees for director requires, in each case, the affirmative vote of the holders of a majority of the shares of stock entitled to vote who are present in person or by proxy.

The names and ages of the nominees, together with certain biographical information and the experience, qualifications, attributes, and skills that led the Board to conclude that the following individuals should serve as directors are set forth below.

Director Nominees

Name	Position(s)	Age*	Year First Became a Director
Jeffrey S. Edison	Chairman of the Board, Chief Executive Officer, and President	58	2009
Leslie T. Chao	Independent Director	62	2010
David W. Garrison	Independent Director	63	2018
Paul J. Massey, Jr.	Independent Director	59	2010
Stephen R. Quazzo	Independent Director	59	2013
John A. Strong	Independent Director	58	2018
Gregory S. Wood	Independent Director	60	2016
* As of the date of this proxy statement
Jeffrey S. Edison. Mr. Edison has served as chairman or co-chairman of the Board and our chief executive officer since December 2009 and was also appointed as our President in November 2017. Mr. Edison has served as chairman of the Board and chief executive officer of Phillips Edison Grocery Center REIT II, Inc. ("REIT II") since August 2013 and as the chairman of the Board and the chief executive officer of Phillips Edison Grocery Center REIT III, Inc. ("REIT III") since April 2016. Mr. Edison co-founded Phillips Edison Limited Partnership (“PELP”) and has served as a principal of PELP since 1995. Before founding PELP, Mr. Edison was a senior vice president from 1993 until 1995 and was a vice president from 1991 until 1993 at Nations Bank’s South Charles Realty Corporation. From 1987 until 1990, Mr. Edison was employed by Morgan Stanley Realty Incorporated and was employed by The Taubman Company from 1984 to 1987. Mr. Edison holds a bachelor of arts degree in mathematics and economics from Colgate University and a master of business administration degree from Harvard Business School.
Among the most important factors that led to our Boards’ recommendation that Mr. Edison serve as our chairman are Mr. Edison’s leadership skills, integrity, judgment, knowledge of our company, his experience as a director and chief executive officer of PECO, REIT II, and REIT III, and his commercial real estate expertise.
Leslie T. Chao. Mr. Chao has served as one of our directors since July 2010 and as our lead independent director since November 2017. Mr. Chao co-founded and, since February 2012, has served as Chairman and Chief Executive Officer of Value Retail (Suzhou) Co., Ltd., a developer of outlet centers in China. Mr. Chao retired as Chief Executive Officer of Chelsea Property Group (“Chelsea”), a subsidiary of Simon Property Group, Inc. (“Simon”) (NYSE: SPG), in 2008. Previously he served in various senior capacities at Chelsea, including President and Chief Financial Officer, from 1987 through its initial public offering in 1993 (NYSE: CPG) and acquisition by Simon in 2004. Chelsea was the world’s largest developer, owner and manager of premium outlet centers, with operations in the United States, Japan, Korea and Mexico. Prior to Chelsea, Mr. Chao was a vice president in the treasury group of Manufacturers Hanover Corporation, a New York bank holding company now part of JPMorgan Chase & Co., where he was employed from 1978 to 1987. Since January 2009, he has served as a non-executive director of Value Retail PLC, a leading developer of outlet centers in Europe, and from 2005 to October 2008 he served as an independent director of The Link REIT, the first and largest public REIT in Hong Kong. He received a bachelor of arts from Dartmouth College in 1978 and a master of business administration degree from Columbia Business School in 1986.
Among the most important factors that led to the Boards’ recommendation that Mr. Chao serve as our director are Mr. Chao’s integrity, judgment, leadership skills, extensive domestic and international commercial real estate expertise, accounting and financial management expertise, public company director experience, and independence from management and our affiliates.
David W. Garrison. Mr. Garrison has served as a director of PECO since November 2018. Prior to that he served as a director of REIT II from September 2013 to November 2018 when it merged into PECO and as a director of REIT III from March 2017 to November 2018. Mr. Garrison is currently chief navigator of Garrison Growth, an international consulting services firm. From October 2002 to June 2013, Mr. Garrison served as Chief Executive Officer and director of iBahn Corp. (formerly STSN), a provider of broadband services for hotels. On September 6, 2013, iBahn Corp. filed for bankruptcy protection under the provisions of Chapter 11 of the United States Bankruptcy Code for the District of Delaware. Such action was dismissed by the court on February 3, 2015. From 2000 to 2001, Mr. Garrison was Chairman and Chief Executive Officer of Verestar, a satellite services company, where he also served on the board of Verestar’s parent company, American Tower. From 1995 to 1998, Mr. Garrison was Chairman and Chief Executive Officer of Netcom, a pioneer Internet service provider. From January 2003 to July 2013, Mr. Garrison served as a director of SonicWall, Inc., where at various times he served on the Audit Committee, the Compensation Committee (Chair) and the Corporate Governance and Nominations Committee. From

1997 to 2002, Mr. Garrison served as an independent director of Ameritrade, the first online trading company, and he was also the Chair of the Compensation Committee and lead independent director at different times. Mr. Garrison holds a bachelor of science degree from Syracuse University and a master of business administration degree from Harvard University.

Among the factors that led to the Board’s recommendation that Mr. Garrison serve as a director are Mr. Garrison’s integrity, judgment, leadership skills, commercial business experience, public company director experience and independence from management and our affiliates.

Paul J. Massey, Jr. Mr. Massey has been a director of PECO since July 2010. Mr. Massey also served as a director of REIT II from July 2014 to August 2017. Mr. Massey began his career in 1983 at Coldwell Banker Commercial Real Estate Services, now CBRE, in Midtown Manhattan, first as the head of the market research department, and next as an investment sales broker. Together with partner Robert A. Knakal, whom he met at Coldwell Banker, he founded Massey Knakal Realty Services, which became New York City’s largest investment property sales brokerage firm, of which Mr. Massey served as Chief Executive Officer. With 250 sales professionals serving more than 200,000 property owners, Massey Knakal Realty Services was ranked as New York City’s #1 property sales company in transaction volume by the CoStar Group, a national, independent real estate analytics provider. With more than $4.0 billion in annual sales, Massey Knakal was also ranked as one of the nation’s largest privately owned real estate brokerage firms. On December 31, 2014, Massey Knakal was sold to global commercial real estate firm Cushman & Wakefield, Inc., for which Mr. Massey served as President - New York Investment Sales through April 2018. In July 2018, Mr. Massey founded B6 Real Estate Advisors, a real estate brokerage firm in New York City, and currently serves as its Chief Executive Officer. In 2007, Mr. Massey was the recipient of the Real Estate Board of New York’s (“REBNY”) prestigious Louis B. Smadbeck Broker Recognition Award. Mr. Massey also serves as Chair for REBNY’s Ethics and Business Practice Subcommittee, was a director on the Commercial Board of Directors of REBNY, is Chairman of the Board of Trustees of the Roxbury Latin School, and serves as a chair or member of numerous other committees. Mr. Massey graduated from Colgate University with a bachelor of arts degree in economics.

Among the most important factors that led to the Boards’ recommendation that Mr. Massey serve as our director are Mr. Massey’s integrity, judgment, leadership skills, extensive commercial real estate expertise, familiarity with our company and independence from management and our affiliates.

Stephen R. Quazzo. Mr. Quazzo has been one of our directors since November 2013. Mr. Quazzo is co-founder and Chief Executive Officer of Pearlmark Real Estate, L.L.C. From 1991 to 1996, Mr. Quazzo served as President of Equity Institutional Investors, Inc., a subsidiary of investor Sam Zell’s private holding company, Equity Group Investments, Inc. Mr. Quazzo was responsible for raising equity capital and performing various portfolio management services in connection with the firm’s real estate investments, including institutional opportunity funds and public REITs. Prior to joining the Zell organization, Mr. Quazzo was in the Real Estate Department of Goldman, Sachs & Co., where he was a vice president responsible for the firm’s real estate investment banking activities in the Midwest. Mr. Quazzo holds a bachelor of arts degree and a master of business administration degree from Harvard University, where he serves as a member of the Board of Dean’s Advisors for the business school. He is a Trustee of the Urban Land Institute (ULI), Trustee and immediate past Chair of the ULI Foundation, a member of the Pension Real Estate Association, and a licensed real estate broker in Illinois. In addition, Mr. Quazzo currently serves a director of Marriott Vacations Worldwide (NYSE: VAC) and previously served as a director of ILG, Inc. (NASDAQ: ILG) until September 2018 and Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) until September 2016. He also sits on a number of non-profit boards, including: Rush University Medical Center, the Chicago Symphony Orchestra Endowment, the Chicago Parks Foundation, Deerfield Academy and City Year Chicago.

Among the most important factors that led to the Boards’ recommendation that Mr. Quazzo serve as our director are Mr. Quazzo’s integrity, judgment, leadership skills, commercial real estate expertise, investment management expertise, public company director experience, and independence from management and our affiliates.

John A. Strong. Dr. Strong has served as a director of PECO since November 2018. He previously served as a director of REIT II from May 2017 to November 2018 when it merged into PECO. Since July 2010, Dr. Strong has served as Chairman and Chief Executive Officer of Bankers Financial Corporation, a diversified financial services company for outsourcing solutions for claims, policy and flood products for insurers; insurance tracking for lenders; human resources solutions for small business; warranties for consumer electronics and new homes; insurance and maintenance services for properties, businesses and builders; and surety bonds for bail. Since 2007, he has served as a board member of Bankers Financial Corporation. From 2005 to 2010, he served as the President and Managing Partner of Greensboro Radiology. Dr. Strong holds a bachelor of arts in mathematics degree from Duke University and a doctor of medicine degree from Michigan State University College of Human Medicine as well as his residency and fellowship in radiology from Duke University.

Among the factors that led to the Board’s recommendation that Dr. Strong serve as a director are his integrity, judgment, leadership skills, financial and management expertise, and independence from management and our affiliates.

Gregory S. Wood. Mr. Wood has been a director of PECO since April 2016. Mr. Wood has been Executive Vice President and Chief Financial Officer of EnergySolutions, Inc., a leading services provider to the nuclear industry, since June 2012. Prior to that, Mr. Wood held the role of Chief Financial Officer at numerous public and private companies, including Actian Corporation, Silicon Graphics, Liberate Technologies, and InterTrust Technologies. Mr. Wood was a director of Steinway Musical Instruments, Inc. from October 2011 to October 2013, where he also served as Chairman of the Audit Committee. Mr. Wood, a certified public accountant (inactive), received his bachelor of business administration in accounting degree from the University of San Diego and his law degree from the University of San Francisco School of Law.
Among the most important factors that led to the Boards’ recommendation that Mr. Wood serve as our director are Mr. Wood’s integrity, judgment, leadership skills, accounting and financial management expertise, public company director experience, and independence from management and our affiliates.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
Board Leadership Structure
The Board is responsible for selecting the appropriate Board leadership structure. To do so, the Board periodically reviews the leadership structure to determine whether it continues to serve the Company and its stockholders. The Board believes the current leadership structure - combined role of Chairman of the Board and Chief Executive Officer with a separate independent Lead Director - best serves the Company and its stockholders because it improves the Board's ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of our stockholders. Additionally, this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.
Chairman of the Board and Chief Executive Officer
Jeffrey S. Edison serves as our Chief Executive Officer and as Chairman of the Board. As Chairman of the Board, Mr. Edison presides over the Board and stockholder meetings, represents PECO at public events and oversees the setting of the agenda for those meetings and the dissemination of information about PECO to the Board. The Board believes that it is appropriate for PECO that one person serves in both capacities. Mr. Edison co-founded PECO and devotes a substantial amount of his time to PECO’s management. Due to his knowledge of PECO’s day-to-day operations, the Board believes that Mr. Edison is in the best position to oversee the setting of the agenda for the meetings of the Board and the dissemination of information about PECO to the Board. The Board believes that Mr. Edison is best suited to preside over stockholder meetings and that his representation of PECO at public events is beneficial to the Company's business. Some commentators regarding board leadership advocate separating the roles of chairman of the board and chief executive officer, maintaining that such separation creates a system of checks and balances to prevent one person from having too much power. The Board believes that this issue is less of a concern for PECO than many other companies. Six of the seven directors on the Board are independent and we have a strong independent lead director, as discussed below.
Independent Lead Director
Leslie T. Chao has served as our independent Lead Director since November 2017. The responsibilities of our independent Lead Director include, but are not limited to, the following:

•	meeting at least once every quarter with the Chairman of the Board and Chief Executive Officer;

•	presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	reviewing all information sent to the Board;

•	reviewing all meeting agendas for the Board; and

•	overseeing meeting schedules to ensure that there is sufficient time for discussion of all agenda items.
Our Lead Director also has the authority to call meetings of the independent directors. If the Chairman of the Board is an independent director, he or she will serve as the Lead Director. Otherwise, the Lead Director is selected by the independent directors at the meeting of the Board scheduled on the day of each annual meeting of stockholders (or, if no such meeting is held, on the first subsequent regularly scheduled Board meeting thereafter).
Director Independence
Although shares of our common stock are not currently listed for trading on any national securities exchange, a majority of our directors, and all of the members of the Audit Committee and the Compensation Committee are ‘‘independent’’ as defined by the rules of the New York Stock Exchange (the ‘‘NYSE’’). The NYSE independence standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with PECO (either directly or as a partner, stockholder, or officer of an organization that has a relationship with PECO). The Board has determined that each of Leslie T. Chao, David W. Garrison, Paul J. Massey, Jr., Stephen R. Quazzo, John A. Strong, and Gregory S. Wood is ‘‘independent’’ as defined by the NYSE.
Board Committees
To assist the Board in undertaking its responsibilities, and to allow deeper engagement in certain areas of company oversight, the Board has established two standing committees: Audit Committee and Compensation Committee. Both committees are comprised exclusively of independent directors, as determined under the NYSE listing standards. The current charter of each committee is available on our website at www.phillipsedison.com/investors/governance. The chairs and members of each committee are set forth below.

	Audit Committee	Compensation Committee
Leslie T. Chao	Chair
David W. Garrison		Chair
Paul J. Massey, Jr.		Member
Stephen R. Quazzo	Member
John A. Strong		Member
Gregory S. Wood	Member

Audit Committee
The Audit Committee’s primary function is to assist the Board in fulfilling its responsibilities by overseeing its independent auditors and reviewing the financial information to be provided to our stockholders and others, overseeing the system of internal control over financial reporting that management has established, and overseeing our audit and financial reporting process. The Audit Committee also is responsible for overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business.
The current members of the Audit Committee are Leslie T. Chao (Chair), Stephen R. Quazzo, and Gregory S. Wood, all of whom are independent directors. The Board has determined that Mr. Chao qualifies as an "audit committee financial expert" as defined by applicable SEC regulations and that all members of the Audit Committee are "financially literate" as that term is used in the NYSE listing standards. During 2018, the Audit Committee held four meetings.
Compensation Committee
The Compensation Committee’s primary functions are to discharge the Board’s responsibility relating to compensation of our directors and executive officers by evaluating and approving director and executive officer compensation plans, policies and programs. The Compensation Committee also is responsible for (i) reviewing and discussing with management the Compensation Discussion and Analysis (‘‘CD&A’’) required to be included in our proxy statement for the annual meeting of stockholders and recommending to the Board whether the CD&A should be included in such proxy statement and (ii) providing a Compensation Committee Report that complies with the federal securities laws and regulations for inclusion in our proxy statement for the annual meeting of stockholders.
The members of the Compensation Committee are David W. Garrison (Chair), Paul J. Massey, Jr., and John A. Strong, all of whom are independent directors. During 2018, the Compensation Committee held five meetings.
Nomination of Directors
PECO does not have a standing nominating committee. The Board's independent directors are responsible for identifying and nominating replacements for vacancies among our independent director positions. The Board believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified and their qualifications assessed under a process free from conflicts of interest with PECO. Because nominations for vacancies in independent director positions are handled exclusively by the independent directors, the Board has determined that the creation of a standing nominating committee is not necessary. Pursuant to our Corporate Governance Guidelines, nominations for replacements for vacancies among non-independent director positions are considered and made by the full Board. PECO does not have a charter that governs the director nomination process.
Board Membership Criteria
The Board annually reviews the appropriate experience, skills, and characteristics required of directors in the context of the then-current membership of the Board. This assessment includes, in the context of the perceived needs of the Board at that time, issues of knowledge, experience, judgment, and skills such as an understanding of commercial real estate, capital markets, business leadership, accounting, and financial management. No one person is likely to possess deep experience in all of these areas. Therefore, the Board has sought a diverse board of directors whose members collectively possess these skills and experiences. Other considerations include the candidate’s independence from PECO and our affiliates and the ability of the candidate to participate in board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the Board shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community. As detailed in the director biographies above, the Board believes that the slate of directors recommended for election at the Annual Meeting possesses these diverse skills and experiences.
Selection of Directors
The Board is responsible for selecting its own nominees and recommending them for election by our stockholders. Pursuant to our Corporate Governance Guidelines, however, the independent directors must nominate replacements for any vacancies among the independent director positions. All director nominees then stand for election by our stockholders annually. In order for stockholder nominees to be considered for nomination by the Board, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See ‘‘Stockholder Proposals for 2020 Annual Meeting’’ for more information. In evaluating the persons recommended as potential directors, the Board will consider each candidate without regard to the source of the recommendation and take into account those factors that the Board determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Board) by satisfying the procedural requirements for such nomination as provided in Section 2.12 of our bylaws.
Corporate Governance Guidelines
The Board has adopted the Corporate Governance Guidelines, which are available on our website at www.phillipsedison.com/investors/governance.
Code of Ethics
The Board has adopted a Code of Ethics that applies to all of our directors, officers, and employees, including our principal executive, principal financial, and principal accounting officers. The Code of Ethics is available on our website at www.phillipsedison.com/investors/governance.
Attendance
The Board held eleven meetings in 2018. During 2018, each director attended at least 75% of the aggregate number of the meetings of the Board and each committee of the Board on which he then served. Each of the directors then serving on the Board attended the 2018 annual meeting of stockholders.

Board's Role in Risk Oversight
While day-to-day risk management is primarily the responsibility of PECO's management team, the Board is responsible for strategic planning and overall supervision of our risk management activities. The entire Board is actively involved in overseeing risk management for PECO through: (i) its oversight of our executive officers and its affiliates; (ii) its review and approval of all transactions with affiliated parties; (iii) its review and discussion of regular periodic reports to the Board and its committees, including management reports on property operating data, compliance with debt covenants, actual and projected financial results, compliance with requirements set forth in our charter and Corporate Governance Guidelines, and various other matters relating to our business; and (iv) regular periodic reports from our independent registered public accounting firm to the Audit Committee regarding various areas of potential risk, including, among others, those relating to the Company's qualification as a real estate investment trust ("REIT") for tax purposes.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Messrs. Garrison (Chair), Massey, and Strong, all of whom are independent directors. None of PECO’s executive officers serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of PECO's Board or Compensation Committee.
Stockholder Communications with the Board
We have established several means for stockholders to communicate concerns to the Board. If the concern relates to our financial statements, accounting practices, or internal controls, then stockholders should submit the concern in writing to: Chairperson of the Audit Committee, c/o Corporate Secretary, Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249. If the concern relates to our governance practices, business ethics, or corporate conduct, then stockholders should submit the concern in writing to: Independent Lead Director, c/o Corporate Secretary, Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249. If uncertain as to which category a concern relates, then a stockholder may communicate the concern to any one of the independent directors by writing to: Independent Directors, c/o Corporate Secretary, Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249.
Director Compensation

The following table describes the 2018 compensation for non-employee directors. Mr. Edison does not receive compensation for his Board service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Leslie T. Chao	79,500	52,510	3,129	135,139
David W. Garrison(4)	7,982	—	—	7,982
Paul J. Massey, Jr.	69,500	52,510	3,129	125,139
Stephen R. Quazzo	59,500	52,510	3,129	115,139
John A. Strong(4)	6,705	—	—	6,705
Gregory S. Wood	59,500	52,510	3,129	115,139

(1)
Represents the aggregate grant date fair value of restricted stock unit awards made to our directors in 2018, calculated in accordance with FASB ASC Topic 718, excluding any estimated forfeitures related to service-vesting conditions. The amounts reported in this column reflect the accounting cost for these restricted stock awards, and do not correspond to the actual economic value that may be received by the director upon vesting of the awards. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K.

(2)	As of December 31, 2018, each director except Messrs. Garrison and Strong held 7,816 shares of unvested restricted stock.

(3)	Represents distributions paid on unvested restricted stock.

(4)	Messrs. Garrison and Strong joined the Board on November 16, 2018 after the merger with REIT II. Accordingly, the amounts in the table reflect pro rated retainers for the remainder of 2018.
Our director compensation program is intended to provide a total compensation package that enables PECO to attract and retain qualified and experienced individuals to serve as members of the Board and to align our directors’ interests with those of PECO’s stockholders. Non-employee director compensation is set by the Compensation Committee.
In 2018, our director compensation program was as follows: annual cash retainer of $52,500, annual equity retainer of $52,500, annual cash retainer for lead independent director and chairs of the Audit and Compensation Committees of $10,000, and a $1,000 fee per each Board and committee meeting attended (but no more than $1,000 per day). In addition, directors received reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings.
In 2019, based on input from FPL Associates L.P. ("FPL"), the Compensation Committee approved the following changes to the non-employee director compensation program for 2019 for non-employee directors: increased the annual cash retainer to $57,250; increased the annual equity retainer to $57,250; increased each of the annual cash retainers for the lead independent director, Audit Committee chair, and Compensation Committee chair to $10,300; and eliminated the $1,000 per meeting fee.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Named Executive Officers
This Compensation Discussion and Analysis ("CD&A") describes our compensation program as it relates to our named executive officers ("NEOs"). For 2018, our named executive officers were:

•	Jeffrey S. Edison, Chairman of the Board, Chief Executive Officer, and President;

•	Devin I. Murphy, Chief Financial Officer and Treasurer;

•	Robert F. Myers, Chief Operating Officer and Senior Vice President; and

•	R. Mark Addy, Executive Vice President.
Summary of Key Compensation Practices

WHAT WE DO		WHAT WE DON'T DO
√	A significant portion of our executive officers' total compensation opportunity is based on performance and is not guaranteed.	×	We do not provide "single-trigger" change in control cash severance payments.
√	We have a formulaic annual incentive bonus program based on rigorous goals for management.	×	We do not guarantee annual salary increases or minimum cash bonuses.
√
We align the interests of our executive officers with our long-term investors by awarding a significant percentage of their equity compensation in the form of multi-year, performance-based equity awards.
		×	We do not provide tax gross-up payments to any of our executive officers for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Internal Revenue Code.
√	We enhance executive officer retention with time-based, multi-year vesting equity incentive awards.	×	We do not allow for repricing or buyouts of stock options without prior stockholder approval.
√	The Compensation Committee, which is comprised solely of independent directors, engages an independent compensation consultant.	×
Directors and employees, including our NEOs, are prohibited from entering into hedging or monetization transactions with respect to our securities and from holding our securities in margin accounts or otherwise pledging our securities as collateral for loans.

2018 Financial Performance
The following are the Company's 2018 financial highlights*:

•
Completed a $1.9 billion merger with REIT II, a public non-traded REIT that was previously advised and managed by us, which grew our portfolio by 86 wholly-owned grocery-anchored shopping centers and a joint venture

•	Formed a joint venture ("GRP I") with The Northwestern Mutual Life Insurance Company, investing in 17 grocery-anchored shopping centers valued at $359 million

•	Together, the Company and REIT II surpassed $1.0 billion of cumulative stockholder distributions as of December 31, 2018

•	Net income totaled $47.0 million for the year ended December 31, 2018

•	Funds from operations ("FFO") per diluted share increased to $0.65 from $0.43; total FFO represented 101.8% of total distributions made during the year

•	Modified funds from operations ("MFFO") per diluted share increased 7.8% to $0.69; total MFFO represented 108.5% of total distributions made during the year

•	Pro forma same-center net operating income ("NOI") increased 3.7% to $325.5 million

•	Executed 0.7 million square feet of new leases and 2.8 million square feet of renewal leases, with comparable rent spreads of 14.6% and 6.7%, respectively

•
Acquired five grocery-anchored shopping centers for a total cost of $97.9 million and realized $78.7 million of net proceeds from the sale of eight properties (excluding the merger and joint venture activity described above)

•
Further enhanced our balance sheet by recapitalizing a significant portion of our debt, reduced our interest rate spreads on several loans, and increased our weighted average loan maturity to 4.9 years. Highlights include:

◦	We transferred $175 million of debt to GRP I and used proceeds from GRP I to pay down $130 million of outstanding debt to reduce our leverage.

◦
At the closing of the merger with REIT II, we entered into two new unsecured term loans totaling $400 million and exercised an accordion feature for $217.5 million on an existing unsecured term loan. The weighted average term of the $617.5 million of new unsecured debt is 5.6 years as of December 31, 2018.

◦	We have no unsecured loan maturities until 2021, including extension options.

◦
We reduced our interest rate spreads by 5 basis points, subject to our leverage levels, on $400 million of unsecured term loans as compared to a previous term loan, and reduced our interest rate spread by 10 basis points, subject to our leverage levels, on $255 million of an existing unsecured term loan.

* For a more detailed discussion of our 2018 results, including a reconciliation of how we calculate FFO, MFFO, and pro forma same-center NOI, please see pages 35-38 of our Form 10-K for the year ended December 31, 2018. Management believes these metrics are useful to investors and analysts.

Summary of Fixed and At Risk Pay Elements
The fixed and at risk pay elements of NEO compensation are reflected in the following table and charts.

	Element	Form	Description
Fixed Compensation	Base Salary	Cash
• Designed to compensate NEOs for services rendered on a day-to-day basis
• Provides guaranteed cash compensation to secure services of our executive talent
• Established based on scope of responsibilities, experience, performance, contributions, and internal pay equity considerations
• Compensation Committee reviews annually

Variable/ At-Risk Compensation	Annual Incentive Plan	Cash Bonus
• Designed to encourage outstanding individual and Company performance by motivating NEOs to achieve short-term Company and individual goals by rewarding performance measured against key annual strategic objectives
• 2018 Company performance metric was AFFO/share

	Long-Term Incentive Plan	Time-Based Restricted Stock Units
• Compensation Committee believes a substantial portion of each NEO's compensation should be in the form of long-term equity incentives
• Designed to encourage management to create stockholder value over the long term; value of equity awards directly tied to changes in value of our common stock over time
• 2018 awards were 50% time-based restricted stock units (or operating partnership units) and 50% performance-based restricted stock units (or operating partnership units)

Performance-Based Restricted Stock Units
The amounts used in the charts below are based on 2018 base salary, target annual cash incentive award, and target long-term equity incentive award. The following charts illustrate each NEO's base salary, target annual cash incentive award, and target long-term equity incentive award as a percentage of total target compensation for 2018.

All Other NEOs
24%
Base Salary
36%
Annual Cash Incentive Award
20%
Time-Based Equity Award
20%
Performance-Based Equity Award
76%
Performance Based & at Risk

Changes to 2019 Compensation Program
2019 Long-Term Equity Incentive Program
When considering enhancements to the Company’s compensation plan for 2019, the Compensation Committee made two noteworthy changes:

√
Added a second performance measure to the annual incentive program for our executives (other than Mr. Addy) - same store NOI growth, which the Compensation Committee believes is integral for measuring the ongoing performance of the Company's portfolio

√
Increased the portion of the long-term incentive equity awards made to executive officers that are tied to future performance to 60% (up from 50% in 2018) and consequently decreased the portion of the award that is time-based to 40% (down from 50%)

The Compensation Committee also changed the relative weights given to each of the performance measures in the annual incentive program. For all executive officers except Mr. Addy, the weighting of Company and individual performance is as follows: AFFO/share (50%), Same Center NOI Growth (20%), and individual performance (30%). Mr. Addy's award will continue to be based on AFFO/share (10%) and individual performance (90%).
Special LTIP Awards
In March 2019, the Compensation Committee approved one-time long-term incentive awards of performance-based LTIP Units to Messrs. Edison and Murphy (each, a “Special LTIP Award”). The backdrop for the Special LTIP Award to Mr. Edison was a determination that, to ensure the long-term success of the Company as a whole, his focus on executing PECO’s strategies for managing the balance sheet and increasing FFO should be complemented by a focus on supporting the creation of a new, scalable asset management business with sustainable revenue. The backdrop for the Special LTIP Award to Mr. Murphy was a determination that creating value through a separate asset management platform within PECO, which is particularly important in light of the challenges that non-traded REITs continue to face in the marketplace for raising new capital from traditional investors in those investment vehicles, requires intense focus by our second most senior executive officer with the goal of building new relationships with institutional and other investors that seek to allocate capital to the industry segment in which PECO has had a long and successful track record. Therefore, the Compensation Committee, in consultation with FPL, designed the Special LTIP Awards to create bespoke long-term incentives for each of Mr. Edison and Mr. Murphy.
The Special LTIP Award to Mr. Murphy is entirely focused on growing our asset management business beyond the capital raising strategies we have pursued historically over a measurement period of five years. Accordingly, Mr. Murphy’s Special LTIP Award is tied entirely to incremental revenue streams from the asset management business with the objective of focusing his efforts on building recurring revenue more than transaction-based fee income. Conversely, the Special LTIP Award to Mr. Edison, consistent with his role as our CEO, is designed to provide a balanced incentive and ensure full alignment with our stockholders as he continues to drive the performance of the Company as a whole over a measurement period of seven years. Accordingly, Mr. Edison’s Special LTIP Award blends two performance metrics: the growth of PECO’s core funds from operations (“Core FFO”) and revenue from our asset management business above a threshold of $5 million per year.
The Special LTIP Awards represent a target number of units that can be earned if certain performance measures are achieved during a stated performance period and if certain additional vesting requirements are met. The number of LTIP Units earned will vary between 0% and 100% of the target amount based on actual performance compared to target performance on a graduated scale, with performance at the target level resulting in 100% of the target number of LTIP Units being earned. At the conclusion of the applicable performance period (or earlier upon a change in control or termination of the executive’s employment), the Compensation Committee will determine the level of achievement of each performance goal measure and the corresponding number of LTIP Units earned by each grantee. With respect to his Special LTIP Award Mr. Murphy waived the accelerated vesting provisions upon retirement that apply to his current equity incentive awards. The number of LTIP Units granted and applicable performance period and performance measures for each executive are as follows:

Executive Officer	LTIP Units	Performance Period	Performance Measures
Jeffrey S. Edison	1,357,467	4/1/2019-3/31/2026
Award units may be earned from 0-100% based on a combination of (i) the amount of new revenue generated by the Company’s asset management business during the performance period up to target of $30 million, and (ii) Core FFO per share growth relative to the Company’s peers during the performance period up to target of 80th percentile or above

Devin I. Murphy	678,734	4/1/2019-3/31/2024	Award units may be earned from 0-100% based on the amount of new revenue generated by the Company's asset management business during the performance period up to target revenue of $30 million

No additional LTIP Units will be earned for performance achieved above the target level. Any amounts earned under the Special LTIP Award agreements will be issued in the form of LTIP Units, which represent common units of limited partnership interest ("OP Units") in Phillips Edison Grocery Center Operating Partnership I, L.P. ("PECO I OP") that are structured as a profits interest in the REIT. Dividends will accrue on the LTIP Units until the measurement date, subject to a quarterly distribution of 10% of the regular quarterly distributions.
Executive Compensation Objectives and Philosophy
The key objectives of our executive compensation program are to: (1) attract, motivate, reward, and retain superior executive officers with the skills necessary to successfully lead and manage our business; (2) achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (3) incentivize our executive officers to build value and achieve financial objectives designed to increase the value of our business through short-term and long-term incentive compensation programs. For our executive officers, these short-term and long-term incentives are designed to accomplish these objectives by providing a significant correlation between our financial results and their actual total compensation.
We expect to continue to provide our executive officers with a significant portion of their compensation through cash incentive compensation contingent upon the achievement of financial and individual performance metrics as well as through equity compensation. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with our financial performance. Equity compensation derives its value from the appreciation of shares of our common stock. We seek to apply a consistent philosophy to compensation for all executive officers.
Setting Executive Compensation
The Compensation Committee is responsible for approving the compensation of the CEO and other NEOs. When setting executive compensation, the Compensation Committee considers our overall Company performance, including our achievement of financial goals, and individual performance. They also consider compensation paid by similarly situated REITs for their executive roles. In addition, the Compensation Committee continues to consider the projected performance and strategic outlook for the Company, the changing roles and responsibilities of our executive officers, and the expected future contributions of our executive officers. The Compensation Committee believes that understanding competitive market data is an important part of its decision-making process and, while this exercise does not perfectly capture all the unique aspects of our business, typically it provides a solid foundation upon which to base executive compensation decisions.
Role of the Compensation Committee
The Compensation Committee, which is comprised entirely of independent directors, reviews the compensation packages for our executive officers, including an analysis of all elements of compensation separately and in the aggregate. The Compensation Committee operates under a written charter adopted by our Board, which provides that the Compensation Committee has overall responsibility for:

•	periodically reviewing and assessing our processes and procedures for the consideration and determination of executive compensation;

•	reviewing and approving grants and awards under incentive-based compensation plans and equity-based plans; and

•	determining the equity awards and bonus amounts for our executive officers.
In reviewing and approving these matters, the Compensation Committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our stockholders, and our ability to attract and retain qualified and committed individuals. In determining appropriate compensation levels for our CEO, the Compensation Committee meets outside the presence of all our executive officers. With respect to the compensation levels of all other NEOs, the Compensation Committee meets outside the presence of all executive officers except our CEO. Our CEO annually reviews the performance of each of the other NEOs with the Compensation Committee.
Role of Compensation Consultant
In 2018, the Compensation Committee engaged FPL to provide guidance regarding our executive compensation program for 2019. The Compensation Committee performs an annual assessment of the compensation consultant's independence to determine whether the consultant is independent. During 2018, FPL did not provide services to the Company other than the services provided to the Compensation Committee. The Compensation Committee has determined that FPL is independent and that its work has not raised any conflicts of interest.
Peer Company Comparisons
In 2017 for 2018, FPL compared the compensation of our NEOs to data in the National Association of Real Estate Investment Trusts (“NAREIT”) survey to assess compensation levels. The NAREIT survey includes 143 REITs and provides a broad market reference of REITs, including retail REITs, many of which compete with the Company for executive talent. FPL furnished the Compensation Committee with a report that compared the Company’s compensation of our NEOs to the survey data. This report was considered by the Compensation Committee in setting total compensation for 2018.
Although comparisons of compensation paid to our executives relative to compensation paid to similarly situated executives in the survey assists the Compensation Committee in determining compensation, the Committee principally evaluates compensation based on corporate objectives and individual performance.
Advisory Vote on Executive Compensation
At the 2018 annual meeting of stockholders, we held our first advisory vote to approve executive compensation. Over 92% of the votes cast were in favor of the advisory vote in 2018. The Compensation Committee believes this vote conveys our stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation programs. The Compensation Committee reviewed the final vote results, and we have not made any material changes to our executive compensation programs or policies as a result of the vote. At the 2018 annual meeting, we also held an advisory vote on the frequency of the advisory vote on executive compensation. Approximately 90% of the votes cast were in favor of an annual vote and accordingly, we will have an annual advisory vote to approve executive compensation.
Elements of Executive Compensation
Base salary, annual cash incentive, and long-term equity incentives are the primary elements of our executive compensation program and, on an aggregate basis, they are intended to substantially satisfy our program’s overall objectives. The Compensation Committee seeks to set each of these elements of compensation at the same time to enable it to simultaneously consider all of the significant elements and their impact on compensation as a whole. Taking this comprehensive view of all compensation components also allows the Compensation Committee to make compensation determinations that reflect the principles of our compensation philosophy. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, the Compensation Committee does not apply any rigid allocation formula in setting our executive compensation, and may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances, internal pay equity, and each individual's responsibilities, experience, and performance. The Compensation Committee seeks to establish an appropriate mix of cash payments and equity awards to meet our short-term and long-term goals and objectives.
Base Salary
We provide base salaries to our executives to compensate them for services rendered on a day-to-day basis. Base salaries also provide guaranteed cash compensation to secure the services of our executive talent. The base salaries of our executives are primarily established based on the scope of their responsibilities, experience, performance, and contributions, and internal pay equity considerations, taking into account comparable company data provided by our compensation consultant and based upon the Compensation Committee’s understanding of compensation paid to similarly situated executives, adjusted as necessary to recruit or retain specific individuals. The Compensation Committee reviews the base salaries of our NEOs annually and may also increase the base salary of an executive at other times if a change in the scope of his or her responsibilities, such as a promotion, justifies such consideration.
We believe that providing a competitive base salary relative to the companies with which we compete for executive talent is a necessary element of a compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward our executive officers for their overall performance. Accordingly, the compensation philosophy and approach of the Compensation Committee is to generally provide a base salary for each of our executive officers at or near the 50th percentile base salary amount of similarly situated executives at companies in the NAREIT survey. The Compensation Committee also considers other factors in setting base salaries, such as the responsibilities of the NEO and internal pay equity.
Base salaries for our NEOs for 2018 were as follows:

Executive	2017 Base Salary	2018 Base Salary	% Increase
Jeffrey S. Edison	$412,000	$800,000	94%
Devin I. Murphy	$412,000	$477,405	16%
Robert F. Myers	$463,500	$477,405	3%
R. Mark Addy	$225,000	$231,750	3%
Mr. Edison received an increase in his base salary from $412,000 in 2017 to $800,000 in 2018 in order to align his base salary with approximately the 50th percentile of peer group companies in the NAREIT survey, and to compensate Mr. Edison for his greater day-to-day responsibilities as CEO of an internally-managed REIT following the closing of the PELP transaction in October 2017. Mr. Murphy’s base salary was increased from $412,000 to $477,405 in order to incentivize his day-to-day performance and to address considerations regarding internal pay equity. Base salary for each of Messrs. Myers and Addy was increased by 3% from 2017 levels.
2018 Annual Cash Incentive Program
In March 2018, the Compensation Committee, in consultation with FPL, approved the 2018 annual cash incentive program. Under the 2018 annual cash incentive program, for each of the NEOs other than Mr. Addy, 80% of the award was based upon achievement of the adjusted funds from operations ("AFFO") per share target and 20% of the award was based upon individual performance. For Mr. Addy, 90% of his award was based upon individual performance metrics and 10% was based upon achievement of the AFFO/share target. Mr. Addy's individual performance-based portion the annual cash incentive was evaluated and approved by the Compensation Committee, and paid, on a quarterly rather than annual basis. The Compensation Committee chose the relative weights of the performance measures based on the Compensation Committee’s desire to emphasize financial results while maintaining a focus on non-financial initiatives.
AFFO/Share
The Compensation Committee believes that AFFO is an appropriate and effective measure of annual Company-wide performance. FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. FFO is net income (loss) attributable to common stockholders computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and non-controlling interests. AFFO adjusts FFO for straight-line rents, amortization of in-place leases, defined financing costs amortization, equity compensation, net gain or loss on the extinguishment of debt, pro rata JV interest, tenant improvements, leasing costs, and maintenance capital expenditures.
For the portion of the 2018 annual cash incentive award tied to the AFFO/share performance metric, the NEOs could receive from 0% up to 150% of the target award. If AFFO/share targets were achieved at the threshold level, the NEOs would receive 50% of the target award for the portion of the award tied to AFFO/share. If AFFO/share targets were achieved at the target level, the NEOs would receive 100% of the target award tied to AFFO/share. If AFFO/share targets was achieved at or above the maximum level, the NEOs would receive 150% of the target award tied to AFFO/share, with linear interpolation between levels. The NEOs could not receive more than 150% of their target annual cash incentive award. The threshold level was set based on a level of performance that was believed to be achievable in order to motivate and retain the Company’s executives. The target level was set based on a level of operating performance that was believed to be aggressive, but obtainable. The maximum level was set based on a level of operating performance that was believed to be realizable, but only as a result of exceptional performance. The Compensation Committee retained discretion to adjust the performance goals used to determine whether or not the AFFO/share targets were achieved to take into account extraordinary, unusual or infrequently occurring events and transactions not anticipated at the time the performance goals were set. As such, the Compensation Committee adjusted the performance goals for 2018 to align the impact of certain strategic decisions made during the year with the objectives set forth in the compensation plans for the NEOs; specifically, the acceleration of the settlement of certain liabilities in 2018 that were originally payable in 2019 for the Company’s benefit.

The following chart reflects the adjusted AFFO/share performance goals at the threshold, target, and maximum levels and the level of performance the Company achieved in 2018:

AFFO per share
Maximum
$0.53
Target
$0.51
Threshold
$0.49
Actual
$0.54
(Maximum)

Individual Performance
In evaluating each NEO's individual performance, the Compensation Committee considered his achievements in 2018, including the factors listed below.
Mr. Edison: he established and implemented the Company’s overall strategic business plan; the Company's out performance of its AFFO and same store NOI growth targets; he led the acquisition of REIT II; and he launched several growth initiatives focused on customer service, engaging with our retail investors, and driving redevelopment opportunities in the portfolio.
Mr. Murphy: the Company's out performance of its AFFO and same store NOI growth targets; executing the acquisition of REIT II; refinancing the corporate debt capital structure, including the debt assumed from REIT II in the acquisition; extending the weighted average maturity of the corporate debt; and executing two joint ventures with an institutional investor to monetize assets and delever.
Mr. Myers: the Company's out performance of its same store NOI growth targets; achieving record leasing volume at 730,000 of new square feet, over $11 million of new base rent, and increased our portfolio annualized base rent to over $391 million; managing our property acquisition and disposition program; and overseeing all operations to ensure proper expense management and construction within budgets.
Mr. Addy: the level of performance and growth in the retail investor portion of our investment management business and oversight of our third party business partner Griffin Capital Company, LLC.
2018 Target Awards vs 2018 Actual Bonuses Paid
The following table shows the annual cash incentive target award opportunity and the actual bonus earned by and paid to each NEO for 2018:

Executive	2018 Target Award Opportunity	2018 Actual Bonus Paid	% of Target Earned
Jeffrey S. Edison(1)	$1,000,000	$1,500,000	150%
Devin I. Murphy(2)	$477,405	$716,108	150%
Robert F. Myers(2)	$477,405	$716,108	150%
R. Mark Addy(3)	$800,000	$170,000	21%

(1)	Of the total amount paid, $1,200,000 was attributable to the Company's performance against AFFO/share and $300,000 was attributable to his individual performance.

(2)	Of the total amount paid, $572,886 was attributable to the Company's performance against AFFO/share and $143,222 was attributable to his individual performance.

(3)	Of the total amount paid, $120,000 was attributable to the Company's performance against AFFO/share and $50,000 was attributable to his individual performance.
Long-Term Equity Incentive Program
The Compensation Committee believes that a substantial portion of each executive's annual compensation should be in the form of long-term equity incentive awards. Long-term equity incentive awards encourage management to create stockholder value over the long term because the value of the equity awards is directly attributable to changes in the value of our common stock over time. In addition, long-term equity incentive awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years. Prior to 2018, long-term equity incentive awards were generally granted in the form of restricted management units of PELP, which were phantom units that paid out in cash upon vesting. In 2018, we issued long-term equity awards in the form of restricted stock units or Class C limited partnership units ("LTIP Units") of PECO I OP, at the election of the executive, comprised of 50% performance-based awards and 50% time-based awards as described below under "2018 Long-Term Incentive Program". The 2019 LTIP awards are 60% performance-based and 40% time-based.
For 2018, the executives elected to receive LTIP Units in lieu of restricted stock units of PECO. At issuance, the LTIP Units were subject to vesting and did not have full parity with OP Units in PECO I OP with respect to liquidating distributions, but upon the occurrence of certain events described in PECO I OP's partnership agreement, could over time achieve full parity with the OP Units for all purposes. Upon vesting and achieving full parity with OP Units, the LTIP Units would convert into an equal number of OP Units. Each OP Unit acquired upon conversion of an LTIP Unit may be presented for redemption at the election of the holder, for cash equal to the fair market value of a share of PECO common stock, except that PECO I OP may, at its election, acquire each OP Unit so presented for one share of PECO common stock.
2018 Long-Term Incentive Program
In February 2018, the Compensation Committee approved the 2018 Long-Term Incentive Program (the “2018 LTIP Program”), a multi-year long-term incentive program. The purpose of the LTIP Program is to further align the interests of our stockholders with that of management by encouraging our NEOs to remain employed by us for the long term and to create stockholder value in a “pay for performance” structure. Pursuant to the LTIP Program, the NEOs were granted equity incentive awards in the form of RSUs or LTIP Units, 50% of which are subject to time-based vesting and 50% (at target levels) of which are subject to performance-based vesting. The time-based LTIP Units, which are granted the year following the target award approval, vest in equal annual installments over a four-year period from the grant date, subject to the NEO’s continued employment through the relevant vesting dates. The performance-based LTIP Units are earned based on the achievement of specified performance metrics measured at the end of the three-year performance period. The maximum number of performance-based LTIP Units earned cannot exceed two times the target number. Half of the earned performance-based LTIP Units vest when earned at the end of the three-year performance period and half of the earned performance-based LTIP Units vest one year later, subject to the NEO’s continued employment through the relevant vesting date. The Compensation Committee may, in its discretion, accelerate the vesting schedule.

	Year 1	Year 2	Year 3	Year 4	Year 5

50%	Performance-Based Equity Awards			Vesting

50%		Time-Based Equity Awards

Because 2018 represented a transition year for us as we evolve to an internally managed REIT compensation structure after our 2017 merger with PELP, equity awards granted to our NEOs in 2018 were comprised of awards subject to time-based vesting ratably over four years, which represent the final grants made under our prior long-term incentive program and relate to performance in 2017, and the first tranche of performance-based awards under the 2018 LTIP Program. In March 2018, the NEOs were granted equity awards with the grant date fair values set forth below. The time-based awards represent the grant at target levels of LTIP Units that were part of the 2017 LTIP Program. The number of performance-based LTIP Units granted relate to the maximum number of performance-based units achievable under the 2018 LTIP Program. In each case, the number is the grant date fair value set forth below, calculated in accordance with FASB ASC 718. The maximum performance-based award that can be earned and paid is 100% of the issued units.

Name	Time-Based Equity Awards	Performance-Based Equity Awards at Target	Total LTIP Award
Jeffrey S. Edison	$3,029,690	$975,345	$4,005,035
Devin I. Murphy	$937,300	$437,622	$1,374,922
Robert F. Myers	$849,750	$437,622	$1,287,372
R. Mark Addy	$200,000	$103,000	$303,000
For the performance-based equity awards, there are two separate, equally-weighted metrics: (i) three-year average Same-Center NOI growth measured against a peer group of nine public retail REITs (listed below) and (ii) three-year Core FFO per share growth measured against the same peer group. At the end of the three-year performance period, 50% of the award earned based on achievement of the performance metrics vests and the remaining 50% of the earned award vests on the one-year anniversary of such date. The threshold, target, and maximum levels for the performance-based equity awards were as follows:

Metric	Threshold (25% Payout)	Target (50% Payout)	Maximum (100% Payout)
Three-Year Average Same-Center NOI Growth	25th Percentile of Peer Group	50th Percentile of Peer Group	75th Percentile of Peer Group
Three-Year Core FFO per Share Growth	25th Percentile of Peer Group	50th Percentile of Peer Group	75th Percentile of Peer Group
The nine public retail REITs against which we measure these metrics are:

Brixmor Property Group	Kite Realty Group Trust	Retail Opportunity Investments Corp.
Cedar Realty Trust, Inc.	Ramco-Gershenson Properties Trust	Retail Properties of America, Inc.
Kimco Realty Corporation	Regency Centers Corporation	Weingarten Realty Investors
In addition, a net asset value (“NAV”) modifier will be applied if the growth in the Company’s NAV per share for the performance period is negative. Specifically, to the extent above target performance is achieved at the end of the performance period because our three-year average Same-Center NOI growth and/or three-year average Core FFO growth for the performance period exceeds the 50th percentile of our peer group, yet the Company’s NAV per share growth for that same performance period is negative, the amount of earned awards will be capped at the target amount. The remaining amount of awards (the difference between those that would have otherwise been earned based on actual performance and the capped amount at target level) may become earned and thereafter vested if the Company’s NAV per share growth becomes positive at any point of time measured from the beginning of the performance period through up to five years following the completion of the performance period, assuming continued employment on such date; otherwise, the LTIP Units will be forfeited.
Employee Benefits
We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We also provide a Company matching contribution under our 401(k) savings plan to employees generally, including our executives, up to the Internal Revenue Service limitations for matching contributions.
Perquisites and Other Personal Benefits
Our NEOs are eligible to participate in our excess liability insurance plan, an umbrella policy available to employees at the senior vice president level and above. Those premiums are paid by the Company and grossed up for taxes. In addition, Mr. Edison receives personal tax services provided by our internal tax department and has a time-share agreement with the Company for personal use of the corporate aircraft leased by the Company.
Employment, Severance, Change in Control, and Other Arrangements
We do not have employment agreements or arrangements with any of our NEOs other than the agreements and compensation programs described below.
Executive Change in Control Severance Plan
Our Executive Change in Control Severance Plan (the “Severance Plan”) provides for specified payments and benefits in connection with a termination of employment by the Company not for Cause or a resignation by the executive for Good Reason (as each such term is defined in the Severance Plan). Our goal in providing these severance and change in control payments and benefits is to offer sufficient cash continuity protection such that our executives will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the executives, rather than negotiating severance at the time employment terminates. We also have determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment are appropriate because they encourage our executives to stay focused on the business in those circumstances rather than focusing on the potential implications for them personally. In order to receive the severance payments and benefits under the Severance Plan, the executives must execute a general release of claims and comply with non-competition and non-solicitation provisions that apply for 18 months (or 24 months in the case of Mr. Edison) following termination of employment and confidentiality provisions that apply during and following termination of employment.
Tax and Accounting Considerations
We have not provided or agreed to provide any of our executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional taxes. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.
The financial reporting and income tax consequences to the Company of the compensation components for executive officers are considered by the Compensation Committee in analyzing the level and mix of compensation. Section 162(m) of the Code prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or certain of its other most highly compensated executive officers who are “covered employees” under Section 162(m). In 2017, certain “performance-based compensation” was eligible for an exception to this $1 million cap.

Beginning in 2018, recently-enacted tax legislation (1) expands the scope of Section 162(m) such that all NEOs are “covered employees” and anyone who was a NEO in any year after 2016 will remain a covered employee for as long as he or she (or his or her beneficiaries) receive compensation from the Company and (2) eliminated the exception to the deduction limit for performance-based compensation. The Compensation Committee believes that stockholder interests are best served if the Compensation Committee retains maximum flexibility in designing executive compensation programs that meet stated business objectives. Accordingly, the Compensation Committee continues to evaluate the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate the Company’s executive officers as the Compensation Committee determines appropriate. However, because of our status as a REIT, the tax law changes under Section 162(m) may be of limited impact to the Company.
Hedging, Pledging, and Speculative Transactions
Our Insider Trading Policy prohibits all directors and employees, including the NEOs, from engaging in any short-term speculative securities transactions such as short sales or buying or selling puts, calls, and other derivative securities, or engaging in any other hedging transaction with respect to the Company's securities. The policy also prohibits all directors and employees from pledging our securities as collateral for a loan or as collateral in a margin account.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in PECO's Proxy Statement and incorporated by reference into its Annual Report on Form 10-K.
Submitted by the Compensation Committee
David W. Garrison (Chair)
Paul J. Massey, Jr.
John A. Strong

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table and footnotes provide information regarding the compensation of our NEOs for the years presented.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey S. Edison	2018	725,385	300,000	4,005,035	1,200,000	393,168	6,623,588
Chairman of the Board, Chief Executive Officer, and President	2017	411,538	309,000	-	-	37,254	757,792
Devin I. Murphy	2018	464,827	143,222	1,374,922	572,886	285,358	2,841,215
Chief Financial Officer and Treasurer	2017	411,538	520,150	-	-	12,660	944,348
Robert F. Myers	2018	474,731	143,222	1,287,372	572,886	289,215	2,767,426
Chief Operating Officer and Senior Vice President	2017	462,981	556,200	-	-	11,501	1,030,682
R. Mark Addy	2018	230,452	50,000	303,000	120,000	57,892	761,344
Executive Vice President	2017	225,000	999,862	-	-	170,695	1,395,557

(1)
Represents amounts paid under the 2018 Annual Cash Incentive Program for the portion attributable to individual performance, which in 2018 was 20% for Messrs. Edison, Murphy, and Myers and 90% for Mr. Addy. In accordance with the terms of the 2018 Annual Cash Incentive Program, we paid 150% of the individual performance portion of the award to Messrs. Edison, Murphy, and Myers, and Mr. Addy received 31.5% of his individual portion. These amounts were earned with respect to 2018 performance and were paid in March 2019 to Messrs. Edison, Murphy, and Myers. As discussed in "Compensation Discussion & Analysis - 2018 Annual Cash Incentive Program", the individual performance-based portion of Mr. Addy's bonus was approved by the Compensation Committee and paid on a quarterly basis; the amount shown in the table was earned in the first quarter of 2018 and paid in May 2018. See "Compensation Discussion & Analysis - 2018 Annual Cash Incentive Program" for additional information.

(2)
Amounts reflect the grant date fair value of time-based and performance-based LTIP Units granted in 2018, as computed in accordance with FASB ASC Topic 718. The time-based LTIP Units were awarded in 2017 under prior compensation programs and granted in March 2018. The performance-based LTIP Units were awarded and granted in March 2018 under the 2018 LTIP. See "Compensation Discussion & Analysis - Long-Term Equity Incentive Program" for additional information regarding these awards. The following table shows the grant date fair value of each award type granted to the NEOs in 2018:

Name	Time Based LTIP Units	Performance-based LTIP Units
Jeffrey S. Edison	$3,029,690	$975,345
Devin I. Murphy	$937,300	$437,622
Robert F. Myers	$849,750	$437,622
R. Mark Addy	$200,000	$103,000
The grant date fair value of the performance units reflected in the stock awards column and in the table above is computed based on the probable outcome of performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the valuations are set forth in Note 14 to the consolidated financial statements in our 2018 Annual Report on Form 10-K.
Assuming the maximum level of performance is achieved, the aggregate grant date fair value of the 2018 performance-based OP Units is as follows:

Name	Performance-based OP Units Assuming Maximum Performance
Jeffrey S. Edison	$1,950,690
Devin I. Murphy	$875,243
Robert F. Myers	$875,243
R. Mark Addy	$206,000

(3)
Represents amounts paid under the 2018 Annual Cash Incentive Program for the portion attributable to Company performance. In accordance with the terms of the 2018 Annual Cash Incentive Program, we paid 150% of the Company performance portion of the award to the NEOs. These amounts were earned with respect to 2018 performance and paid in March 2019. See "Compensation Discussion & Analysis - 2018 Annual Cash Incentive Program" for additional information.

(4)
Amounts reported in the "All Other Compensation" column for 2018 include Company contributions to the 401(k) plan, the dollar value of premiums paid by the Company and a related tax gross-up for excess liability insurance under an umbrella policy available to employees at the senior vice president level and above, and dividend equivalents paid on phantom shares, the value of tax services provided by our internal tax department. The following table identifies the value of each benefit.

Name	Retirement Plan Contributions	Excess Liability Insurance Premiums and Tax Gross Up	Distributions Paid on Unvested Phantom Shares	Distributions Paid on Unvested LTIP Units(a)	Perquisites(b)	Total
Jeffrey S. Edison	$8,250	$2,320	$287,740	$16,368	$78,490	$393,168
Devin I. Murphy	$8,250	$4,032	$267,874	$5,202	-	$285,358
Robert F. Myers	$8,250	$3,852	$272,356	$4,757	-	$289,215
R. Mark Addy	$8,250	$1,889	$15,750	$1,120	-	$27,009
(a) Includes distributions paid on unvested time-based LTIP Units and unearned performance-based LTIP Units. Distributions are paid on approximately 10% of the maximum number of unearned performance-based LTIP units and will be netted against the distributions to be paid on the earned LTIP units upon vesting.

(b)
For Mr. Edison, this amount includes $70,000 for personal tax services provided by our tax department and $8,490 for personal use of the Company's leased airplane. See "Related Party Transactions - Airplane Leases" for more information on personal use of the airplane.

2018 Grants of Plan-Based Awards
The following table provides information about equity and non-equity incentive awards granted to the NEOs in 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey S. Edison	3/15/18	$500,000	$1,000,000	$1,500,000					-
	3/15/18				44,334	88,668	177,336		$975,345
	3/15/18							275,426	$3,029,690
Devin I. Murphy	3/15/18	$238,703	$477,405	$716,108					-
	3/15/18				19,892	39,784	79,568		$437,622
	3/15/18							85,209	$937,300
Robert F. Myers	3/15/18	$238,703	$477,405	$716,108					-
	3/15/18				19,892	39,784	79,568		$437,622
	3/15/18							77,250	$849,750
R. Mark Addy	3/15/18	$400,000	$800,000	$1,200,000					-
	3/15/18				4,682	9,364	18,728		$103,000
	3/15/18							18,182	$200,000

(1)
These amounts relate to the 2018 Annual Cash Incentive Program. The amounts actually earned under this plan were paid in March 2019 and are included in the Summary Compensation Table for 2018 in the "Bonus" and "Non-Equity Incentive Plan Compensation" columns and described in footnotes 1 and 3 to that table.

(2)
These amounts represent performance based LTIP Units awarded under the 2018 Long Term Equity Incentive Plan, which covers performance during the three year period 2018 through 2020. The aggregate grant date fair value reported in the last column is based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The aggregate grant date fair value for these awards is included in the Summary Compensation Table for 2018 in the "Stock Awards" column and described in footnote 2 to that table.

(3)
Represents the number of time-based LTIP Units granted in 2018 pursuant to awards under the 2017 long-term equity incentive plan. These units vest in equal annual installments beginning on the first anniversary of the grant date. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC 718. The aggregate grant date fair value for these awards is included in the Summary Compensation Table for 2018 in the "Stock Awards" column and described in footnote 2 to that table.

2018 Outstanding Equity Awards at Fiscal Year End
The following table provides information about outstanding equity-based incentive compensation awards for the NEOs as of December 31, 2018. The market value of unvested stock or units and unearned performance units is based on the estimated value per share of $11.05 on December 31, 2018.

		Stock Awards		Equity Incentive Plan Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey S. Edison	3/15/2018(1)			177,336	$1,959,563
	3/15/2018(2)(3)	275,426	$3,043,457
	1/1/2017(4)	148,500	$1,640,925
	1/1/2016(5)	74,850	$827,093
Devin I. Murphy	3/15/2018(1)(6)			79,568	$879,226
	3/15/2018(2)(6)	85,209	$941,559
	1/1/2017(6)	54,600	$603,330
	1/1/2016(6)	28,500	$314,925
	2/27/2015(6)	121,278	$1,340,122
Robert F. Myers	3/15/2018(1)			79,568	$879,226
	3/15/2018(2)(3)	77,250	$853,613
	12/31/2016(7)	54,450	$601,673
	12/31/2015(7)	31,215	$344,926
	2/27/2015(7)	101,682	$1,123,586
R. Mark Addy	3/15/2018(1)			18,728	$206,944
	3/15/2018(2)(3)	18,182	$200,911
	1/1/2017(4)	2,730	$30,167
	1/1/2016(5)	1,500	$16,575
	2/27/2015(5)	6384	$70,543

(1)
Performance-based LTIP Units granted under the 2018 LTIP Program and earned, to the extent performance conditions are achieved, as of December 31, 2020, the last day of the performance period. Half of the earned units will vest on December 31, 2020 and half will vest on December 31, 2021. Because the units earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect actual performance through 2018, which is reported at maximum performance.

(2)
At issuance, the LTIP Units were subject to vesting, and did not have full parity with OP Units with respect to liquidating distributions, but upon the occurrence of certain events described in PECO I OP's partnership agreement, could over time achieve full parity with the OP Units for all purposes. Upon vesting and achieving full parity with OP Units, the LTIP Units would convert into an equal number of OP Units. Each OP Unit acquired upon conversion of a LTIP Unit may be presented for redemption at the election of the holder, for cash equal to the fair market value of a share of PECO common stock, except that PECO I OP may, at its election, acquire each OP Unit so presented for one share of PECO common stock.

(3)	Time-based LTIP Units that vest in equal amounts over four years, beginning on the first anniversary of the grant date.

(4)	Phantom units that vest in equal amounts on January 1, 2020 and January 1, 2021.

(5)	Phantom units that vest in full on January 1, 2020.

(6)
In accordance with his Vesting Agreement, all of Mr. Murphy's awards set forth in the table vest on June 3, 2019, which is the date he reaches both age 58 and a combined age and years of service to PECO of 65 years. Additional information about the Vesting Agreement is in the CD&A under the heading "Vesting Agreement with Mr. Murphy".

(7)	Phantom units that vest in full on December 31, 2019.
2018 Option Exercises and Stock Vested
The following table shows the number of phantom units that vested during 2018 and the value realized on vesting by each of our NEOs. The vested phantom units include units vested on January 1, 2018 and those with original vesting dates of January 1, 2019 for which the Compensation Committee accelerated vesting to December 28, 2018 having determined such acceleration was in the best interests of the Company. The value realized upon the vesting is determined by multiplying the number of phantom units that vested by the value of our common stock on the date of vesting.

	Stock Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey S. Edison	298,200	3,287,655
Devin I. Murphy	232,878	2,570,512
Robert F. Myers	332,487	3,666,210
R. Mark Addy	18,492	203,874

Payments upon Termination or Change in Control
Executive Change in Control Severance Plan
Pursuant to the terms of the Severance Plan, in the event that a executive's employment is terminated by the Company or its affiliates not for Cause (as defined in the Severance Plan) or the executive resigns for Good Reason (as defined in the Severance Plan), then the executive will be entitled to (1) a lump sum payment equal to the product of (i) 1.5 (or 2.0 in the case of Mr. Edison) and (ii) the sum of (A) the executive's base salary and (B) the executive's average annual cash performance bonus for the most recent three fiscal years (or such shorter period that the executive was eligible to receive an annual cash performance bonus), (2) if the executive elects to receive group health insurance under COBRA following the termination date, the Company will provide such coverage for 18 months (or 24 months in the case of Mr. Edison) following termination, provided that the executive continues to pay the same amount of the monthly premium as in effect for the Company’s other executives and; provided, further, that if the executive becomes employed by another employer during such period and is eligible to receive group health insurance under such other employer’s plans, the Company’s obligations will be reduced to the extent that comparable coverage is actually provided to the executive and his or her covered dependents, and (3) (i) the executive's unvested time-base equity awards that would have otherwise vested during the 18 months (or 24 months in the case of Mr. Edison) following termination will vest on the termination date and be paid in full within 70 days of the date of termination and (ii) the executive will remain eligible to vest and be paid on a pro-rata portion of performance-based equity awards based on actual performance at the end of the performance period, with pro-ration based on the period of time elapsed between the beginning of the performance period and the termination date as a percentage of the full performance period.
In lieu of the benefits described in the immediately preceding paragraph, in the event that an executive's employment is terminated by the Company or its affiliates not for Cause or the executive resigns for Good Reason, in either case within two years following a Change in Control (as defined in the Severance Plan), then the executive will be entitled to (1) a lump sum payment equal to the product of (i) 2.0 (or 2.5 in the case of Mr. Edison) and (ii) the sum of (A) the executive's base salary and (B) the executive's average annual cash performance bonus for the most recent three fiscal years (or such shorter period that the executive was eligible to receive an annual cash performance bonus) and (2) if the executive elects to receive group health insurance under COBRA following the termination date, the Company will provide such coverage for 24 months following termination (or 30 months following termination in the case of Mr. Edison), provided that the executive continues to pay the same amount of the monthly premium as in effect for the Company’s other executives and; provided, further, that if the executive becomes employed by another employer during such period and is eligible to receive group health insurance under such other employer’s plans, the Company’s obligations will be reduced to the extent that comparable coverage is actually provided to the executive and his or her covered dependents. The executive's unvested time-based equity awards and earned but unvested performance-based equity awards will vest as of the date of termination and be paid in full within 70 days of the date of termination.
Upon the closing of any Change in Control, the Compensation Committee will determine the number of performance-based equity awards held by the executive that will be considered earned under such awards based upon the Company’s performance by pro-rating the performance targets for the shortened performance period and then measuring such pro-rated targets against actual Company performance through the closing of the Change in Control. Any such earned awards will then be converted into time-based awards that will vest and be paid based on continued service through the end of the performance period that was applicable to such award prior to the Change in Control, subject to acceleration as described in the last sentence of the prior paragraph.
If the executive dies or if the Company and its affiliates terminate a executive's employment due to Disability, the executive or his or her legal heirs will be entitled to (1) a pro-rated portion of his annual cash performance bonus for the year of termination if the Compensation Committee determines that performance is achieved, (2) accelerated vesting of unvested time-based equity awards that would have otherwise vested during the 18 months (or 24 months in the case of Mr. Edison) following termination, and (3) remain eligible to vest and be paid on a pro-rated portion of performance-based equity awards based on actual performance at the end of the performance period with pro-ration based on the period of time elapsed between the beginning of the performance period and the termination date as a percentage of the full performance period.
Receipt of the severance payments and benefits under the Severance Plan is subject to the execution and non-revocation of a release agreement by the executive and compliance with non-competition and non-solicitation provisions that apply or 18 months (24 months in the case of Mr. Edison) following termination of employment and confidentiality provisions that apply during and following termination of employment.
Vesting Agreement with Devin I. Murphy
In October 2017, we entered into a Vesting Agreement with Mr. Murphy, pursuant to which all time-based equity awards granted to Mr. Murphy will vest upon the earlier of the vesting date set forth in the applicable equity award agreement and the date Mr. Murphy reaches both (i) age 58 and (ii) a combined age and continuous years of service with Phillips Edison & Company Ltd. (and any successor thereto) of 65 years (such date, the "Retirement Eligibility Date"). Under the agreement, if Mr. Murphy’s employment terminates on or following the Retirement Eligibility Date, he will remain eligible to vest in any performance-based equity awards granted by the Company as follows: (i) if his retirement occurs before 50% of the performance period has elapsed, then he will vest in a pro-rated portion of any performance-based equity awards actually earned based on performance at the end of the performance period, with the pro-ration calculated based on the ratio of the number of days he was employed during the performance period to the total number of days in the performance period and (ii) if his retirement occurs after 50% or more performance period has elapsed, then he will vest in any performance-based awards that are actually earned at the end of the performance period. The provisions of the Vesting Agreement do not apply to Mr. Murphy's 2019 LTIP Award or Special LTIP Award.

Quantification of Payments upon Termination or Change in Control
The following table provides information regarding certain potential payments that would have been made to the NEOs if the triggering event occurred on December 31, 2018, the last day of the fiscal year, based on the value of a share of our common stock on such date, where applicable. Amounts actually received upon the occurrence of a triggering event will vary based on factors such as the timing during the year of such event and the value of shares of our common stock. The only plan or agreement that provides for potential payments upon a termination or change in control is the Severance Plan. Accordingly, all amounts shown in the table below represent the applicable potential payments under the Severance Plan.

Name	Benefit	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Death or Disability ($)	Change in Control without Termination ($)	Change in Control with Termination ($)
Jeffrey S. Edison	Severance Pay	—	3,014,333	1,500,000	—	3,767,917
	Health Care Benefits(1)	—	23,673	—	—	29,591
	Time-Based Equity Acceleration	—	3,169,273	3,169,273	—	6,398,160
	Performance Based Equity Acceleration	—	326,593	326,593	—	326,593
	Total	—	6,533,872	4,995,866	—	10,522,261
Devin I. Murphy	Severance Pay	—	1,384,911	716,108	—	1,846,548
	Health Care Benefits(1)	—	28,409	—	—	37,878
	Time-Based Equity Acceleration	—	2,427,486	2,427,486	—	4,384,198
	Performance Based Equity Acceleration	—	146,537	146,537	—	146,537
	Total	—	3,987,343	3,290,131	—	6,415,161
Robert F. Myers	Severance Pay	—	1,633,511	716,108	—	2,178,015
	Health Care Benefits(1)	—	28,409	—	—	37,878
	Time-Based Equity Acceleration	—	2,196,143	2,196,143	—	2,496,980
	Performance Based Equity Acceleration	—	146,537	146,537	—	146,537
	Total	—	4,004,600	3,058,788	—	4,859,410
R. Mark Addy	Severance Pay	—	1,527,147	170,000	—	2,036,196
	Health Care Benefits(1)	—	28,409	—	—	37,878
	Time-Based Equity Acceleration	—	202,646	202,646	—	304,814
	Performance Based Equity Acceleration	—	34,489	34,489	—	34,489
	Total	—	1,792,691	407,135	—	2,413,377

(1)
Represents the aggregate present value of continued participation in the Company’s group health insurance coverage based on the portion of the premiums payable by the Company during the eligible period. The eligible period for a termination without cause or resignation for good reason is 24 months for Mr. Edison and 18 months for the other NEOs. The eligible period for a change in control with termination is 30 months for Mr. Edison and 24 months for the other NEOs. The amounts reported may ultimately be lower if the NEO is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for group health insurance coverage through the new employer.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman, CEO, and President, Mr. Edison, to the annual total compensation of our median employee.

As reported in the Summary Compensation Table, our CEO had annual total compensation for 2018 of $6,623,588. Using this Summary Compensation Table methodology, the annual total compensation of our median employee for 2018 was $87,714. As a result, we estimate that the ratio of our CEO’s annual total compensation to that of our median employee for fiscal 2018 was 75.5 to 1.

We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our CEO receives and the pay our non-executive employees receive.

We identified the median employee of all individuals who were employed by us on December 31, 2017 (whether employed on a full-time, part-time, or seasonal basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those employees who were not employed for the full calendar year.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
PROPOSAL NO. 2 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, stockholders have the opportunity to cast an advisory, non-binding vote to approve the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under the heading "Compensation Discussion and Analysis," the key objectives of our executive compensation program are to: (i) attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage its business; (ii) achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (iii) incentivize its executive officers to build value and achieve financial objectives designed to increase the value of the business through short-term and long-term incentive compensation programs. For our executive officers, these short-term and long-term incentives are designed to accomplish these objectives by providing a significant correlation between our financial results and their actual total compensation.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, our Board is asking our stockholders to cast a non-binding advisory vote "FOR" the following resolution:

‘‘RESOLVED, that the stockholders hereby APPROVE the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related narrative discussion.’’

The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs as described in this proxy statement. The vote is advisory and therefore not binding on the Company, the Board, or the Compensation Committee. The Board and the Compensation Committee value the opinions expressed by stockholders in their advisory votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding NEOs. Approval of this proposal requires the affirmative vote of a majority of all of the votes cast at the annual meeting on the proposal.

The next advisory, non-binding vote to approve the compensation of our NEOs will be held at our 2020 annual meeting of stockholders.

The Board unanimously recommends that you vote FOR the approval of the compensation paid to our named executive officers.
PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2019. Deloitte & Touche LLP has served as our independent registered public accounting firm since our formation in 2009.
Although the submission of this matter for approval by stockholders is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as good corporate governance practice. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that a change would be in the best interests of the Company.
We expect that a representative of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions from stockholders.
The Board unanimously recommends that you vote FOR the ratification of the appointment of our independent registered public accounting firm.

Audit Fees
The following table presents the aggregate fees billed for professional services provided by Deloitte & Touche LLP for the annual audit of our financial statements in 2018 and 2017, and for audit-related, tax, and other services performed in 2018 and 2017.

	2018	2017
Audit fees(1)	$1,045,000	$1,024,740
Audit-related fees(2)	141,510	225,382
Tax fees(3)	2,601	10,000
All other fees	—	—
Total fees	$1,189,111	$1,260,122

(1)
Includes aggregate fees billed for annual audit and quarterly reviews of our consolidated financial statements, including services related to the Company's adoption of certain new accounting pronouncements.

(2)
Includes fees billed for services reasonably related to the performance of the audit and review of the consolidated financial statements, including review of pro forma financial statements and internal control reviews.

(3)	Includes aggregate fees billed for services related to tax advice and planning.

Preapproval Policies
The Audit Committee charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” preapproval, it will require “specific” preapproval by the Audit Committee. Additionally, any proposed services exceeding “general” preapproved cost levels will require specific preapproval by the Audit Committee.
All requests or applications for services to be provided by the independent auditor that do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the chief financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chair of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines. Amounts requiring preapproval in excess of the amount require specific preapproval by all members of the Audit Committee prior to engagement of our independent auditors. All amounts specifically preapproved by the Chair of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting. All services rendered by Deloitte & Touche LLP for the year ended December 31, 2018 were preapproved in accordance with the policies and procedures described above.
Report of the Audit Committee
The Audit Committee reviews the financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2018 audited consolidated financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the consolidated financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 16 (Communication with Audit Committees). The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s independence from us. In addition, the Audit Committee considered whether Deloitte & Touche LLP’s provision of nonaudit services is compatible with maintaining its independence from us.

The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically, and at least quarterly, with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.
In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors, and the board of directors approved, the inclusion of the 2018 audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.
Submitted by the Audit Committee
Leslie T. Chao (Chair)
Stephen R. Quazzo
Gregory S. Wood

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth the shares of our common stock and OP Units, which are exchangeable on a one for one basis with shares of our common stock, beneficially owned as of January 31, 2019 by our directors, NEOs, our directors and executive officers as a group, and any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. The voting and economic ownership percentages are based on 281,834,617 shares of our common stock outstanding on March 15, 2019.

Name of Beneficial Owner	Amount of Common Stock Beneficial Ownership		Amount of OP Unit Beneficial Ownership		Total Beneficial Ownership	Voting Percentage	Economic Ownership Percentage(1)
Directors
Leslie T. Chao	30,184	(2)	—		30,184	*	*
David W. Garrison	8,957		—		8,957	*	*
Paul J. Massey, Jr.	13,972		—		13,972	*	*
Stephen R. Quazzo	66,681		—		66,681	*	*
John A. Strong	4,515		—		4,515	*	*
Gregory S. Wood	1,839		—		1,839	*	*
Named Executive Officers
Jeffrey S. Edison	447,442	(3)	21,896,687	(4)	22,344,129	*	7.9%
Devin I. Murphy	31,331		1,040,105	(4)	1,071,436	*	*
Robert F. Myers	1,509		15,557	(4)	17,066	*	*
R. Mark Addy	22,736		231,038	(4)	253,774	*	*
All directors and executive officers as a group (11 persons)	630,774		23,183,387		23,814,161	*	8.4%
* Less than 1%.

(1)
Amounts for each person assume that all OP Units held by the person are exchanged for shares of common stock, and amounts for all directors and executive officers as a group assume all OP Units held by them are exchanged for shares of our common stock, in each case, regardless of when such OP Units are exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the OP Units held by other persons are exchanged for shares of our common stock.

(2)	Beneficial ownership includes 567 shares held by Mr. Chao's wife.

(3)
PELP owns 176,509 shares of our common stock that were previously owned by Phillips Edison NTR LLC, as well as an additional 55,556 shares of our common stock. Mr. Edison is the manager of the general partner of PELP, and therefore has voting and dispositive control of the shares held by it.

(4)	Amount of beneficial ownership in OP Units represents direct and indirect ownership held by these individuals or their affiliates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers, the chief accounting officer, and any persons beneficially owning more than 10% of our common stock to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors, executive officers and chief accounting officer, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2018, except one Form 4 (one transaction) was filed late for Jennifer Robison, our chief accounting officer, two Form 4s (four transactions) were filed late for Messrs. Murphy and Myers, and three Form 4s (four transactions) were filed late for Messrs. Addy and Edison.

RELATED PARTY TRANSACTIONS
Related Party Transactions Policy and Procedures
The Board has adopted the Related Party Transactions Policy requiring transactions with related persons to be reviewed and approved or ratified by the Audit Committee. The policy applies to all transactions or series of transactions in which the aggregate amount involved will or may exceed $120,000 in any fiscal year, between the Company and a director, executive officer or beneficial owner of more than 5% of our common stock, in which such related person had, has, or will have a direct or indirect material interest. Prior to entering into a transaction covered by the policy, a majority of the members of the Audit Committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.
The Audit Committee has preapproved certain transactions that involve (i) employment of an executive officer if the related compensation is required to be reported in the Company's proxy statement under Item 402 of Regulation S-K; (ii) any compensation paid to a director if the related compensation is required to be reported in the Company's proxy statement under Item 402 of Regulation S-K; and (iii) any transaction with another company where the related person's interest arises solely as an employee, a beneficial owner of less than 10% of that company's equity, or in the case of limited partnerships, a limited partner, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company's total annual revenues.
Agreements with Related Persons
Advisory, Services and Joint Venture Agreements — We have entered into certain advisory, services and joint venture agreements under which we earn revenue for managing day-to-day activities and implementing the investment strategy for REIT III and certain joint ventures and private funds (collectively, the “Managed Funds”). Our advisory agreement with REIT III has a duration of one year beginning in May of each year and is renewed annually at the discretion of the board of directors of REIT III. Our services agreement with PELP has a five year term through October 3, 2022. Our Necessity Retail Partners joint venture agreement has a seven year term through March 21, 2023. Our Grocery Retail Partners I joint venture agreement has a 10 year term through November 8, 2028.
We earn an acquisition fee related to services provided to REIT III in connection with the selection and purchase or origination of real estate and real estate-related investments. The acquisition fee we earn from REIT III is equal to up to 2.0% of the cost of investments acquired or originated by us, including acquisition or origination expenses and any debt attributable to such investments. We earned acquisition fee income of $0.8 million for the year ended December 31, 2018.
We were also reimbursed for costs and expenses incurred by us, including legal, travel, and other out-of-pocket expenses, that were directly related to advisory and acquisition services for the Managed Funds. For the year ended December 31, 2018, we received other fees and reimbursements of $1.1 million.
We also earn a disposition fee related to services provided to certain of the Managed Funds in connection with the disposition of real estate and real estate related investments. The disposition fees we earn from REIT III is equal to up to 2.0% of the contract sales price. In addition, we are reimbursed by the Managed Funds for customary disposition expenses. For the year ended December 31, 2018, we did not receive any disposition fees.
Under the terms of our agreements with the Managed Funds, we receive certain monthly asset management fees from the Managed Funds. The asset management fees paid by the Managed Funds vary from a flat fee to fees based on percentages of the assets under management or equity invested and are paid in cash. We earned asset management fees of $12.3 million for the year ended December 31, 2018.
Property Management and Services Agreements — Under our property management and services agreements with the Managed Funds (collectively, “Management Agreements”), we earn revenues for managing day-to-day activities at the properties of the Managed Funds. As property manager, we are to provide various services (e.g., accounting, finance, and operations) for which we receive a distinct fee based on a set percentage of gross cash receipts each month. Under the Management Agreements, we also serve as a leasing agent to the Managed Funds. For each new lease, lease renewal or extension, and lease expansion, we receive a leasing commission. Leasing commissions are recognized as lease deals occur and are dependent on the terms of the lease. We also assist in overseeing the construction of various improvements for Managed Funds, for which we receive a distinct fee based on a set percentage of total project cost calculated upon completion of construction. We may have hired, directed, or established policies for employees who had direct responsibility for the operations of each real property we managed, which may have included on-site managers and building and maintenance personnel. We consider our Management Agreements with REIT III and PELP month-to-month contracts because they are generally terminable by either party upon satisfaction of certain notice requirements. Our management agreements with our joint ventures have terms commensurate with their respective joint venture agreements, which are terminable by the joint ventures for cause and by us upon satisfaction of certain notice requirements.
Under the terms of our Management Agreements, we generally earn a monthly property management fee equal to 4% of the monthly cash receipts of the properties we managed for the Managed Funds. For the year ended December 31, 2018, we earned property management fees of $8.8 million.
We also earned leasing commissions and construction management fees from the Managed Funds in an amount that is usual and customary for comparable services rendered to properties in a similar geographic market. For the year ended December 31, 2018, we earned leasing commissions and construction management fees of $6.9 million.
We were also reimbursed for costs and expenses incurred by us, including legal, tax, travel, and other out-of-pocket expenses, that were directly related to the management of specific properties of the Managed Funds. For the year ended December 31, 2018, we received other fees and reimbursements of $1.1 million.
Airplane Leases — PECO Air L.L.C. ("PECO Air"), an entity in which Mr. Edison, our Chairman and Chief Executive Officer, owns a 50% interest, owns an airplane that the Company uses for business purposes in the course of its operations pursuant to two written lease agreements. Pursuant to the two lease agreements, we pay PECO Air aggregate annual fees of $925,200 for 135 hours of operation, plus $500 for each hour of operation as well as fuel and certain maintenance costs. During 2018, we made aggregate payments of approximately $0.8 million to PECO Air. In addition, we entered into an aircraft time sharing agreement with Mr. Edison for personal use of the aircraft leased to us by PECO Air. The FAA limits the costs that can be charged and reimbursed under a time share arrangement. Mr. Edison pays an hourly fee that is within the restraints of the FAA requirements. In 2018, the cost to us exceeded the amount reimbursed by $8,940, which amount is included in the All Other Compensation column of the Summary Compensation Table.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS - 2020 ANNUAL MEETING OF STOCKHOLDERS
Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in PECO’s proxy materials for the 2020 annual meeting of stockholders, must be received at PECO’s principal executive offices, 11501 Northlake Drive, Cincinnati, Ohio 45249, no later than 5:00 p.m. Eastern Time on November 30, 2019.

In addition, our bylaws provide that for nominations or other business to be properly brought at an annual meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Section 2.12 of our bylaws. These notice provisions require that nominations of individuals for election to the Board and the proposal of business to be considered by the stockholders for the 2020 annual meeting of stockholders must be received no earlier than October 31, 2019 and no later than 5:00 p.m. Eastern Time on November 30, 2019. All proposals should be submitted in writing to: Phillips Edison & Company, Inc., Attn: Corporate Secretary, 11501 Northlake Drive, Cincinnati, OH 45249. All proposals must be in writing and otherwise in compliance with applicable SEC requirements and our bylaws.
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as ‘‘householding,’’ is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of this proxy statement.

If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by contacting the Company at Attention: Investor Relations, 11501 Northlake Drive, Cincinnati, Ohio 45249; or by calling 1-833-347-5717 and asking for Investor Relations. We will promptly send additional copies of this proxy statement. Stockholders sharing an address that are receiving multiple copies of this proxy statement can request delivery of a single copy of this proxy statement by contacting their broker, bank or other intermediary or by contacting the Company as indicated above.
WHERE YOU CAN FIND MORE INFORMATION
PECO files annual, quarterly, and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or on their website at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Investors may also consult PECO’s website for more information at www.phillipsedison.com.
Copies of annual, quarterly and current reports, proxy statements and other information required to be filed with the SEC by
PECO are available to PECO stockholders without charge upon written or oral request, excluding any exhibits to those filings. PECO stockholders can obtain any of these filings by requesting them in writing or by telephone from the company at: Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249, Attention: Investor Relations; 1-833-347-5717.

If you have any questions about how to submit your proxy or you need additional copies of this proxy statement, the enclosed proxy card, or voting instructions, you can also contact Broadridge Financial Solutions, our proxy solicitor, at the following address and telephone number: Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717; 1-855-835-8312.

PHILLIPS EDISON & COMPANY

11501 NORTHLAKE DRIVE
CINCINNATI, OH 45249

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com/peco** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PECO2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E67248-P21529-Z74613-Z74707 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PHILLIPS EDISON & COMPANY, INC.

The Board of Directors recommends a vote **FOR** all nominees listed in Proposal 1.

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Jeffrey S. Edison	☐	☐
1b. Leslie T. Chao	☐	☐
1c. David W. Garrison	☐	☐
1d. Paul J. Massey, Jr.	☐	☐
1e. Stephen R. Quazzo	☐	☐
1f. John A. Strong	☐	☐
1g. Gregory S. Wood	☐	☐

The Board of Directors recommends you vote **FOR** each of Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Approve a non-binding, advisory resolution on executive compensation.	☐	☐	☐
3. Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name appears on this proxy card and date. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

PHILLIPS EDISON & COMPANY

PROXY FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
PHILLIPS EDISON & COMPANY, INC.

Your Vote is Very Important!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2019:
The Notice and Proxy Statement and 2018 Annual Report are available at www.proxyvote.com/peco.

E67249-P21529-Z74613-Z74707

Phillips Edison & Company, Inc.
11501 Northlake Drive, Cincinnati, Ohio 45249
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints each of Devin I. Murphy and Jennifer L. Robison, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to attend the 2019 annual meeting of stockholders of Phillips Edison & Company, Inc. (the "Company") to be held at 10:00 a.m. Eastern Time, on Wednesday, June 12, 2019, and at any adjournment or postponement thereof, and to cast on behalf of the undersigned all of the votes that the undersigned would be entitled to cast at said meeting and to otherwise represent the undersigned at said meeting with all powers possessed by the undersigned if personally present at said meeting. The undersigned acknowledges receipt of the notice of the 2019 annual meeting of stockholders, the notice and proxy statement and the 2018 annual report, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to said meeting.

The votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned stockholder. If this proxy is executed but no direction is made, the votes entitled to be cast by the undersigned will be cast (i) "FOR" all nominees in Proposal 1, (ii) "FOR" Proposal 2, and (iii) "FOR" Proposal 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

IF YOU AUTHORIZE YOUR PROXY BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO MAIL YOUR PROXY CARD.